Exhibit 99.1

Schwazze, Formerly Operating as Medicine Man Technologies, Inc., Announces

Star Buds Acquisition Progress and Strong Preliminary Unaudited Financial

Results for the Third Quarter 2020

Company Announces Star Buds Proof of Funds Acknowledgement and Anticipated Closing Timeline for all 14 Colorado Locations

Third Quarter Revenues Expected to Increase; Net Loss Expected to Continue to Narrow Significantly

Company to Host Third Quarter 2020 Conference Call and Webcast on November 16, 2020

DENVER, COLORADO – November 05, 2020 /Business Wire/ --Schwazze, formerly operating as Medicine Man Technologies Inc. (OTCQX: SHWZ) ("Schwazze " or “the Company"), today provided an acquisition update for Star Buds and the Company released strong preliminary unaudited financial results for its third quarter ended September 30, 2020.

As previously disclosed, Schwazze has entered into definitive agreements to purchase 14 Star Buds Colorado locations. Star Buds is one of the most recognized and successful retail cannabis operators in North America based on revenue-per-location and profit. The acquisitions include 13 retail operations located throughout the Colorado front-range and one cultivation facility in Denver. Based on the consolidated, unaudited 2019 results the Company received from Star Buds, these acquisitions collectively earned approximately $50M in revenue with a strong EBITDA margin. It is expected that the proforma revenue for the combined companies for 2020 will be approximately $90M. It is expected the combined companies will be cash flow positive after the completion of the acquisition.

In preparation for the anticipated closing of these acquisitions, Star Buds has approved the Company’s proof of funds in advance of closing. This acknowledgment enables both companies to begin preparing for a fourth quarter closing of the acquisitions.

“Star Buds could not be more thrilled to have received satisfactory proof of funds from Schwazze,” Brian Ruden, Owner of Star Buds shared. “We look forward to not only closing our pending transactions but working together to build a great cannabis company.”

“This is an exciting time for both Star Buds and Schwazze,” Justin Dye, Chairman and Chief Executive Officer of Schwazze said. “By bringing Star Buds to the Schwazze family, we are creating the next era of cannabis with a true focus on cannabis consumers. With Star Buds’ industry expertise and Schwazze’s best-in-class playbook, we will establish one of the best vertically integrated platforms in the industry. The Star Buds acquisitions position us to become a cannabis leader in Colorado.”

Finally, in preparation of Schwazze’s third quarter 2020 earnings, the Company has released preliminary unaudited financial results. The Company anticipates revenue to be approximately $7.4M during the three months ended September 30, 2020, representing an increase of approximately 140% as compared to $5.4M quarter over quarter. The increase can largely be attributed to the revenues associated with modest growth in the Success Nutrients business coupled with the Mesa Organics acquisition in April 2020, with Mesa Organics and Purblebee’s seeing an increase in more than 50% of average day sales prior quarter to current quarter.

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“We are very pleased with our preliminary results for the third quarter,” added Dye. “Our ability to substantially grow our top-line and meaningfully narrow our net loss reflects both the efficacy of our business model and ability to successfully integrate strategically attractive and accretive acquisitions such as Mesa Organics and Purplebee’s into our operations. We are also encouraged by contributions made by Big Tomato and Success Nutrients to our quarterly performance.”

Conference Call and Webcast Scheduled for Third Quarter 2020

Schwazze will host a conference call and webcast on Tuesday, November 16, 2020 at 4:30 p.m. ET.

Investors interested in participating in the conference call can dial 201-389-0879 or listen to the webcast from the Company's “Investors” website at https://ir.schwazze.com. The webcast will later be archived as well.

Following their prepared remarks, Chief Executive Officer Justin Dye and Chief Financial Officer Nancy Huber will also answer investor questions. Investors may submit questions in advance or during the conference call itself through the weblink: http://public.viavid.com/index.php?id=141477. This weblink has also been posted to the Company’s “Investors” website.

About Schwazze

Medicine Man Technologies, Inc. is now operating under its new trade name, Schwazze. Schwazze is executing its strategy to become a leading vertically integrated cannabis holding companies by revenue. Upon the completion of its announced acquisitions, its portfolio will consist of top-tier licensed brands spanning cultivation, extraction, infused-product manufacturing, dispensary operations, consulting, and a nutrient line. Schwazze leadership includes Colorado cannabis leaders with proven expertise in product and business development as well as top-tier executives from Fortune 500 companies. As a leading platform for vertical integration, Schwazze is strengthening the operational efficiency of the cannabis industry in Colorado and beyond, promoting sustainable growth and increased access to capital, while delivering best-quality service and products to the end consumer. The corporate entity continues to be named Medicine Man Technologies, Inc.

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Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential," or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control and cannot be predicted or quantified. Consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact

Raquel Fuentes

Senior Director, Corporate Communications

303-371-0387

Raquel@Schwazze.com

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